                    WANG LABORATORIES, INC. AND SUBSIDIARIES

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                                           (In millions except per share data)

                                    Three Months Ended           Three Months Ended
                                    December 31, 1995            December 31, 1994 (2)
                                 ------------------------     ------------------------
                                 Primary    Fully Diluted     Primary    Fully Diluted
                                 -------    -------------     -------    -------------
Average shares of common
    stock outstanding              35.9(1)       35.9(1)        33.5(1)       33.5(1)

Common equivalent shares for
    stock options                   1.7           1.7            0.8           0.8
                                 ------        ------         ------        ------
                                   37.6          37.6           34.3          34.3
                                 ======        ======         ======        ======

Net income                       $  6.9        $  6.9         $  4.3        $  4.3

Accretion and dividends on
    preferred stock                (3.4)         (3.4)          (2.1)         (2.1)
                                 ------        ------         ------        ------

Net income applicable
    to common stockholders       $  3.5        $  3.5         $  2.2        $  2.2
                                 ======        ======         ======        ======

Net income per share             $ 0.09        $ 0.09         $ 0.06        $ 0.06
                                 ======        ======         ======        ======

                                     Six Months Ended             Six Months Ended
                                    December 31, 1995            December 31, 1994 (2)
                                 ------------------------     ------------------------
                                 Primary    Fully Diluted     Primary    Fully Diluted
                                 -------    -------------     -------    -------------
Average shares of common
    stock outstanding              35.8(1)       35.8(1)        33.5(1)       33.5(1)

Common equivalent shares for
    stock options                    --            --            0.8           0.8
                                 ------        ------         ------        ------
                                   35.8          35.8           34.3          34.3
                                 ======        ======         ======        ======

Net income (loss)                $(13.8)       $(13.8)        $  6.3        $  6.3

Accretion and dividends on
    preferred stock                (6.8)         (6.8)          (4.1)         (4.1)
                                 ------        ------         ------        ------

Net income (loss) applicable
    to common stockholders       $(20.6)       $(20.6)        $  2.2        $  2.2
                                 ======        ======         ======        ======

Net income (loss) per share      $(0.58)       $(0.58)        $ 0.06        $ 0.06
                                 ======        ======         ======        ======

(1) Includes shares distributed as well as those held in a disputed claim reserve to be distributed when claims are resolved and shares issued and held in escrow in connection with the Avail Systems Corporation acquisition.

(2) Restated to include Avail Systems Corporation, which was acquired on December 18, 1995, and accounted for using the pooling of interests method.